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                                                              +--------------+
                                 UNITED STATES                | OMB APPROVAL |
                      SECURITIES AND EXCHANGE COMMISSION      +--------------+
                            Washington, D.C. 20549            | OMB Number:  |
                                                              |  3335-0058   |
                                  FORM 12b-25                 |   Expires:   |
                                                              | Jan 31, 2002 |
                          NOTIFICATION OF LATE FILING         |   Estimated  |
                                                              |average burden|
(Check One): [ ] Form 10-K  [ ] Form 20-F   [X] Form 11-K     |   hours per  |
             [ ] Form 10-Q  [ ] Form N-SAR                    |response..2.50|
                                                              +--------------+
For Period Ended: December 31, 1998                           +--------------+
                  -----------------                           | SEC File No. |
                [ ] Transition Report on Form 10-K            |              |
                [ ] Transition Report on Form 20-F            |   1-10968    |
                [ ] Transition Report on Form 11-K            +--------------+
                [ ] Transition Report on Form 10-Q            +--------------+
                [ ] Transition Report on Form N-SAR           |  CUSIP No.   |
                                                              |  698940103   |
For the Transition Period Ended: ____________________________ +--------------+

 [Read Instructions (on back page) Before Preparing Form. Please Print or Type
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.]

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Mariner Post-Acute Network, Inc.
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Full Name of Registrant

Evergreen HealthCare, Inc. Employees' 401(k) Profit Sharing Plan
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Name of Plan

Paragon Health Network, Inc.; Living Centers of America, Inc.
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Former Name if Applicable

One Ravina Drive, Suite 1500
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Address of Principal Executive Office (Street and Number)

Atlanta, GA 30346
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;
    | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |      filed on or before the fifteenth calendar day following the
[X] |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
    | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

SEE ATTACHMENT A

(Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

            Stefano Miele                (678)                 443-7000
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               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
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(3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                       Mariner Post-Acute Network, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  June 30, 1999                     By  /s/ Stefano Miele
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

+----------------------------------ATTENTION-----------------------------------+
|                INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                |
|         CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).         |
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                         Attachment A to Form 12b-25

     Mariner Post-Acute Network, Inc. (the "Company") has recently engaged in several corporate transactions. Due to these transactions, the Company is currently in the process of restructuring or merging its several employee benefit plans, and these efforts have required a significant expenditure of the Company's resources and the time of the Company's employees. These transactions and the subsequent restructuring of the employee benefit plans have left the Company, the Plan Administrator, and the auditors of the Plan temporarily unable to prepare Form 11-K without unreasonable expense or effort. The Annual Report on Form 11-K will be filed no later than June 15, 1999, the fifteenth calendar day following the prescribed due date.